Exhibit 10.3

MANAGEMENT EMPLOYMENT AGREEMENT

THIS MANAGEMENT EMPLOYMENT AGREEMENT (this “Employment Agreement”) is dated as of June 20, 2011 (the “Effective Date”) by and between NETSPEND CORPORATION, a Delaware corporation (the “Company”) and Steve Coleman, an individual residing at the address set forth on the signature page hereto (the “Executive”).  Certain terms used herein are defined in Section 8(k) hereof.

WITNESSETH:

WHEREAS, the Company wishes to secure the services of the Executive as Executive General Counsel of the Company upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth; and

WHEREAS, in consideration of the employment to be provided hereby and the amounts to be paid as provided herein, the Executive desires to be employed by the Company and to agree with the Company as further provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                       Employment by the Company.

(a)                                  The Company agrees to employ the Executive in the position of Executive Vice President, General Counsel and Secretary, and the Executive accepts such employment and agrees to perform such duties as the Company’s Chief Executive Officer or his or her designee may assign from time to time. During the Term (as hereinafter defined), the Executive shall report to the Company’s Chief Executive Officer.

(b)                                 The Executive agrees to devote his business time and energies to the business of the Company and to perform his duties hereunder faithfully, diligently and to the best of his ability.  The Executive, if so requested by the Company, also shall serve, without additional compensation, as an officer, director or manager of NetSpend Holdings, Inc. (“Holdings”) and/or any Affiliate thereof.  During the Term, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board of Directors of Holdings (the “Board”), conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2.                                       Term of Employment.  Unless otherwise mutually agreed upon by the parties hereto, the term of the Executive’s employment pursuant to this Employment Agreement (the “Term”) shall be for the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date (the “Initial Term”).  This Employment Agreement shall automatically renew for additional one (1) year terms beginning on the expiration of the Initial Term and on each subsequent anniversary thereof (each, an “Expiration Date”) unless (i) the Executive notifies the Company in writing of his intention to terminate his employment pursuant to this Employment Agreement at least thirty (30) calendar days prior to the applicable

Expiration Date or (ii) the Company notifies the Executive in writing of its intention to terminate his employment pursuant to this Employment Agreement at least thirty (30) calendar days prior to the applicable Expiration Date.  Notwithstanding the foregoing, the Executive’s employment may be earlier terminated as provided in Section 4 hereof.

3.                                       Compensation, Benefits and Expenses.  As full compensation for all services to be rendered by the Executive to the Company and its Affiliates in all capacities, the Executive shall receive the following compensation, benefits, and reimbursement of expenses during the Term:

(a)                                  Salary.  During the Term, the Executive shall be entitled to receive an annual salary of $300,000.00 (the “Base Salary”), payable not less frequently than semimonthly in accordance with the then-customary payroll practices of the Company.  Executive’s Base Salary shall be reviewed for adjustment by the Compensation Committee of the Board (the “Compensation Committee”) at least once annually during the Term, and the determination of whether to increase the Base Salary shall be in the sole discretion of the Company.  For the avoidance of doubt, the Company shall not be obligated to increase the Base Salary during the Term.

(b)                                 Bonus.  The Executive shall be eligible to participate in the bonus program of the Company now or hereafter maintained by the Company (the “Bonus Program”), subject to the terms and conditions of the Bonus Program.  The Executive shall be eligible to earn a bonus under the Bonus Program of up to 50% of the Base Salary if the Company achieves 100% of the target thereunder (the “Executive Target Bonus Percentage”), with a maximum bonus of 75% of the Base Salary.  With respect to the calendar year ending on December 31, 2011, the Executive’s bonus shall be pro-rated based on the number of full calendar months of such year elapsed in such year during which the Executive was employed; provided, however, that such bonus shall not be less than $75,000.   For purposes of clarification, the Board may elect to eliminate or modify the Bonus Program at any time during the Term.

(c)                                  Participation in Executive Benefit Plans.  The Executive additionally shall be permitted during the Term, if and to the extent eligible, to participate in employee benefit plans now or hereafter maintained by the Company and/or Holdings and generally provided to the Company’s executives, subject to the terms and conditions of such plans.  Nothing in this Employment Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder.

(d)                                 Expenses.  Subject to the limitations set forth in Section 9(b), the Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s duties under this Employment Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then-customary practices of the Company.

(e)                                  Vacation.  The Executive shall be entitled to up to four (4) weeks of personal time off (“PTO”), which shall include, without limitation, vacation and sick leave.

(f)                                    Relocation. The Executive will reside primarily in Austin, Texas.  Subject to the limitations set forth in Section 5(b), the Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive in connection with the relocation of his principal residence to Austin, Texas (including, without limitation, temporary housing costs for the twelve-month period after the Effective Date) up to an aggregate cap of $60,000, as well as provide tax assistance on the payment of these expenses to the extent eligible under the Company’s relocation policy.  The Company shall additionally reimburse the Executive for his travel costs in connection up to four (4) trips to and from Minneapolis, Minnesota and Austin, Texas during the twelve (12) month period after the Effective Date.

(g)                                 Option Grant. As soon as practicable following the Effective Date, subject to the approval of the Board, the Executive shall be awarded an option (the “Option”) pursuant to the Second Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan to acquire 200,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), of Holdings pursuant to an option agreement substantially in the form attached hereto as Exhibit B.

(h)                                 Withholding of Taxes.  The Company may withhold from any compensation or benefits payable under this Employment Agreement or otherwise all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling and, where applicable, in accordance with any lawful election made by the Executive.

4.                                       Termination.

(a)                                  Termination upon Death.  If the Executive dies during the Term, the Term shall terminate as of the date of his death.

(b)                                 Termination upon Disability.  If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform his essential job functions hereunder, with or without reasonable accommodation in accordance with the Americans With Disabilities Act, as determined by the Board in its good faith judgment, for: (i) a period of one hundred twenty (120) consecutive days; or (ii) for shorter periods aggregating one hundred fifty (150) days during any twelve-month period (a “Disability”), the Company, by written notice to the Executive, may terminate the Executive’s employment, in which event the Term shall terminate ten (10) calendar days after the date upon which the Company shall have given notice to the Executive of its intention to terminate the Executive’s employment because of the Disability.  Nothing in this Section 4(b) shall be deemed to extend the Term.

(c)                                  Termination by Company for Cause.  If (i) the Executive commits any felony or other offense involving moral turpitude or any crime relating to his employment, (ii) the Executive violates this Employment Agreement or any other written agreement with the Company or any Affiliate thereof, in any material respect, and fails to cure such violation within fourteen (14) calendar days after notice of such conduct, (iii) the Executive commits any act of fraud, theft or personal dishonesty with respect to the Company or any Affiliate thereof or otherwise detrimental to the Company or any Affiliate thereof, (iv) the Executive, in the good faith opinion of the Board, fails to perform his duties hereunder or performs such duties in a grossly negligent manner or with willful malfeasance, (v) the Executive fails to observe material

Company policies applicable to executives of the Company, or (vi) the Executive violates any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination, (the foregoing clauses (i) through (vi) being referred to herein collectively as “Cause”), then the Company, at any time by written notice to the Executive, may terminate the employment of the Executive for Cause, which notice shall set forth the reasons for the Company’s terminating the Executive’s employment for Cause, and terminate the Term and Executive’s employment pursuant to this Employment Agreement effective as of the date of such notice and, except as provided in Section 5(b) hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice.

(d)                                 Termination by Company Without Cause.  The Company may terminate the Term at any time, without Cause, upon thirty (30) calendar days’ written notice by the Company to the Executive and, except as provided in Section 5(a) hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination.  The Executive’s termination of employment on any Expiration Date following notice by the Company to the Executive of the Company’s intention to terminate this Employment Agreement on such Expiration Date, as provided in Section 2 hereof, shall constitute a termination without Cause hereunder.

(e)                                  Termination by Executive for Good Reason.  The Executive may terminate the Term at any time with Good Reason (as hereinafter defined), upon thirty (30) calendar days’ written notice by the Executive to the Company (which notice shall be received by the Company no later than thirty (30) calendar days following the Executive’s knowledge of the occurrence of any of the events set forth in clauses (i) or (ii) below) and, except as provided in Section 5(a) hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination.  For purposes of this Employment Agreement, “Good Reason” shall mean, without the Executive’s written consent: (i) the Company violates this Employment Agreement in any material respect, including, without limitation, the failure of the Company to pay the Executive the Base Salary or any reduction to the Executive Target Bonus Percentage (it being understood by the Executive that the Board may elect not to maintain the Bonus Program at any time during the Term and that, except for the calendar year ending December 31, 2011, the Company is not obligated to pay the Executive any bonus hereunder); (ii) the Company makes a material reduction in the Executive’s duties as General Counsel as provided in Section 1(a) hereof, other than by reason of the expiration of the Term or a termination of the Term pursuant to Sections 4(a), 4(b), 4(c) or 4(d) hereof; (iii) the Company requires the Executive to permanently relocate to a location outside of the Austin, Texas metropolitan area without the Executive’s consent; or (iv) the sale or other transfer of all or substantially all of the assets of the Company to a corporation or other entity in a transaction in which such corporation or other entity does not assume all of the obligations of the Company hereunder.  Notwithstanding anything to the contrary contained herein, Good Reason shall not be deemed to exist unless the Company fails to cure the event giving rise to Good Reason within thirty (30) calendar days after receipt of written notice thereof given by the Executive to the Company, which notice shall specifically set forth the nature of such event and the corrective action reasonably sought by the Executive.

(f)                                    Termination by Executive Without Good Reason.  The Executive may terminate the Term at any time, without Good Reason, upon thirty (30) calendar days’ written notice by the Executive to the Company and, except as provided in Section 5(b) hereof, the Executive shall have no right to receive any compensation or benefit after such termination.

5.                                       Severance Payments.

(a)                                  Severance Payments for Termination by the Company Without Cause or Termination by Executive With Good Reason.  If during the Term the Company terminates the Term pursuant to Section 4(d) hereof or the Executive terminates the Term pursuant to Section 4(e) hereof, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination of the Term specified in the Company’s or Executive’s notice, as the case may be (the “Termination Date”), and:

(i)                                     the Company shall pay to the Executive the following sums:  (A): all accrued and unpaid Base Salary through the Termination Date, (B) any unpaid or unreimbursed expenses incurred by the Executive through the Termination Date in accordance with Section 3(d) hereof, and (C) to the extent permitted under the applicable plans, programs or policies, if any, all previously earned, accrued, and unpaid benefits from the Company, Holdings and their respective employee benefit plans, including any such benefits which have become vested prior to the Termination Date under the retirement plans, and any other such benefits under disability, and life insurance plans, policies, and programs applicable to the Company which benefits, if any, shall be payable as provided therein (collectively, the “Accrued Obligations”); and

(ii)                                  the Company shall pay to the Executive the following sums, subject to the final sentence of this Section 5(a)(ii) and Sections 5(c), 6 and 9 hereof, (A) an amount equal to the Base Salary, as in effect on the Termination Date, payable over the twelve (12) month period following the Termination Date (the “Severance Period”), (B) the pro rata portion of any bonus at target that would have been received by the Executive for the then-current fiscal year (based upon the number of full calendar months elapsed in such fiscal year prior to the Termination Date during which the Executive was employed, but additionally including the month of termination), payable when bonuses generally are paid to executives of the Company pursuant to the terms of the Bonus Program, (C) any accrued but unpaid bonus in respect of any fiscal year ending prior to the fiscal year in which the Termination Date falls (which shall be paid notwithstanding any requirement that the Executive otherwise be employed by the Company on the date of the payment of such bonus), payable when bonuses generally are paid to executives of the Company pursuant to the terms of the Bonus Program, and (D) if the Executive elects to continue his participation and/or that of his eligible dependents in the Company’s group health and/or dental plans for a period of time under the Consolidated Omnibus Reconciliation Act of 1985 “COBRA”) then, through the earliest of (1) the expiration of the Severance Period, (2) the period during which the Executive is entitled to continuation coverage under COBRA and (3) the date the Executive becomes eligible to receive comparable medical coverage under a group health plan (within the meaning of Section 5001(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) under new employment (the earliest of such periods, the “COBRA Continuation Period”), the Company will contribute to the premium cost of the Executive’s coverage and that of his eligible dependents under those plans at the rate it contributed to the Executive’s premium cost of coverage on the Termination Date.  To be eligible for these Company premium contributions, however, the Executive must pay the same portion of the premium cost during the COBRA Continuation Period as is paid by the Company’s active employees.  The Executive is required to notify the Company immediately if he begins new employment during the COBRA Continuation Period and to repay promptly the cost of any benefit contributions made by the Company for coverage after Executive becomes eligible to participate in the group policy of such new employer.  After the Company’s contributions end, the Executive may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits.  If, prior to the end of the Severance Period, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under this Section 5(a)(ii) on or after the date of such violation.

(b)                                 Payments upon Termination by Company for Cause, Termination by Executive Without Good Reason, Death or Disability; Repayment of Relocation Reimbursement Amount.  If the Term is terminated by the Company pursuant to Sections 4(a), 4(b) or 4(c) hereof or if the Executive terminates the Term pursuant to Section 4(f) hereof, the Executive shall receive only the Accrued Obligations.  If the Term is terminated by the Company prior to the expiration of the Initial Term pursuant to Sections 4(a), 4(b) or 4(c) hereof or if the Executive terminates the Term prior to the expiration of the Initial Term pursuant to Section 4(f) hereof, the Executive shall promptly return to the Company a pro-rated portion of the Executive’s expenses that were reimbursed under Section 3(f) (including the amount of any tax assistance provided by the Company in connection therewith) (collectively, the “Relocation Reimbursement Amount”) equal to the product of (i) the Relocation Reimbursement Amount and (ii) a fraction, the numerator of which shall be the number of partial or full months remaining in the Initial Term as of the effective date of such termination and the denominator of which shall be twelve (12) (the “Relocation Repayment Amount”).  The Company shall be entitled to offset the Relocation Repayment Amount, as well as any and all costs and expenses incurred by the Company in connection with the enforcement of this Section 5(b) (including attorneys’ fees and court costs), against any amounts owed to the Executive hereunder.

(b)                                 Eligibility.  For the Executive (or his estate) to be eligible to receive the severance payments and benefits provided for in Section 5(a)(ii) and, if applicable, (iii), the Executive (or his estate or, in the event of the Executive’s legal incapacity, his legal representative) will be obligated to execute and deliver to the Company (and not revoke) a release (to be provided by the Company) substantially in the form attached hereto as Exhibit A (the “Form of Release”); provided, however, that the Company shall have the right to modify the form of Release as necessary to comply with applicable law and/or the particular circumstances of termination.  The Company shall deliver the Release to the Executive within five (5) Business Days following the Termination Date.

(c)                                  No Mitigation.  The Executive shall not be required to mitigate the amount of any severance payments or benefits provided for in Section 5(a)(ii) and (iii) by seeking other employment or otherwise and the amount of any such severance payments and benefits shall not be reduced by any compensation earned as a result of the Executive’s other employment or otherwise.

6.                                       Certain Covenants of the Executive.  To induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

(a)                                  Confidential Information.  During the Restricted Period (as hereinafter defined) and thereafter, the Executive shall not, directly or indirectly, disclose to any Person who is not authorized by the Company to receive such information, or use or appropriate for his own benefit or for the benefit of any Person other than the Company, (i) any documents or other papers relating to the Company, including, without limitation, any such information, documents or papers relating to the Company’s Current Lines of Business (as hereinafter defined) or the customers, distributors, reload agents, marketers, vendors, suppliers or issuing banks of the Company (whether such customers, distributors, reload agents, marketers, vendors or issuing banks were customers, distributors, reload agents, marketers, vendors, suppliers or issuing banks of the Company prior to or after the date hereof) including, without limitation, files, business relationships and accounts, royalty relationships, licensing relationships, pricing policies, customer lists, distributor lists, computer software and hardware or (ii) any other materials relating to the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, know-how, marketing plans or strategies, product development techniques or plans, product concepts and designs, business acquisition plans, financial or other performance data, personnel and other policies of the Company, whether generated by the Executive or by any other Person and/or whether developed prior to the date hereof (collectively, “Confidential Information”); provided, however, that Confidential Information shall not include any information readily ascertainable from public or published information, or trade sources (other than as a direct or indirect result of unauthorized disclosure by the Executive).

(b)                                 Receipt of Confidential Information.  The Executive acknowledges that: (i) the Company is presently engaged in the marketing, processing and distributing of prepaid debit cards, stored value cards and other similar products from which the Company derives substantial revenues (collectively, the “Company’s Current Lines of Business”); (ii) contemporaneously with the Executive’s execution of this Employment Agreement, the Company is providing the Executive with Confidential Information, including, without limitation, information relating to the Company’s information technology systems, and related technologies, and information previously or hereafter provided relating to the Company’s legal affairs and business relationships, and the Company will continue to provide the Executive with Confidential Information in the future while the Executive is employed with the Company; (iii) the Executive has received the Confidential Information; (iv) in the Executive’s position as General Counsel, the Executive will need the Confidential Information to properly carry out the Executive’s duties hereunder; (v) the Company’s provision of Confidential Information to the Executive, in exchange for the Executive’s agreement and covenant to maintain the confidentiality of the Confidential Information, as set forth in Section 6(a) hereof gives rise to the Company’s interest in restraining the Executive from competing against the Company as set forth in Sections 6(c), 6(e), 6(f) and 6(g) hereof; (vi) the Executive’s agreement and covenant not to compete with the Company as set forth in Sections 6(c), 6(e), 6(f), and 6(g) hereof is designed to enforce the Executive’s agreement and covenant to maintain the confidentiality of the Confidential Information as set forth in Section 6(a) hereof; (vii) the agreements and covenants contained in Sections 6(a) through 6(g) hereof (the “Restrictive Covenants”) are essential to protect the goodwill and profitability of the Company’s Current Lines of Business; and (viii) the agreements and covenants contained in Sections 6(a) through 6(g) hereof will not involve a substantial hardship upon the Executive’s future livelihood.  Accordingly, the Executive covenants and agrees for the benefit of the Company, with respect to himself, to comply with the Restrictive Covenants.

(c)                                  Non-Compete.  At all times during the Term and for a period of one (1) year thereafter (the entirety of such period being the “Restricted Period”), the Executive shall not, in the United States of America or any other country in which the Company then engages in business, directly or indirectly, accept employment with, provide services to or have any interest (as an owner, sole proprietor, shareholder, partner, director, officer, employee, consultant, agent or otherwise) in any financial institution, program manager, third party processor, prepaid card provider, member service provider, card association or independent sales organization or other similar business that directly competes with the Company’s Current Lines of Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than one percent (1%) of the outstanding securities of any Person which is listed on any national securities exchange or regularly traded in the over-the-counter market.

(d)                                 Property of the Company.  At no time shall the Executive remove or cause to be removed from the premises of the Company any memorandum, note, list, record, file, document or other paper, equipment or any like item relating to the Company, or its customers, distributors, reload agents, marketers, vendors, suppliers or issuing banks (including copies, extracts and summaries thereof) except as specifically permitted hereunder or in furtherance of the performance of his duties on behalf of the Company.  Upon termination of employment the Executive must return Confidential Information to the Company in accordance with the provisions of Section 8(b) hereof.  All memoranda, notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof) made or compiled by the Executive or made available to the Executive concerning the Company (whether or not prior to the date hereof), are and shall be the property of the Company (or its customers, distribution partners, or issuing banks) and shall be delivered by the Executive to the Company, and all electronic copies thereof shall be deleted by the Executive from any personal computer or other similar device belonging to the Executive promptly upon the termination of the Executive’s employment with the Company.

(e)                                  Employees of the Company.  During the Restricted Period, the Executive shall not hire or, directly or indirectly, initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee or consultant of the Company to terminate employment with the Company or to become employed by, or enter into a contract or any other arrangement with, any other Person, and the Executive shall not approach any such employee or provider for any such purpose or authorize or knowingly approve the taking of any such actions by any other Person.

(f)                                    Solicitation of Customers and/or Suppliers.  During the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, or encourage (or assist any other Person to do any of the foregoing), for the Executive’s benefit or for the benefit of any Person other than the Company, any Person who is then or has been within the preceding 12-month period a customer, distributor, reload agent marketer, vendor, supplier, issuing bank or account of the Company, or any potential customer, distributor, reload agent, marketer, vendor, supplier, issuing bank or account whose identity the

Executive learned during the course of his relationship with the Company (whether or not prior to the date hereof), to terminate its contractual or other relationship with the Company.

(g)                                 Servicing of Customers.  During the Restricted Period, the Executive shall not furnish any services similar to those furnished while he was employed by the Company (whether prior to or after the date hereof) to any customer, distributor, reload agent, marketer, vendor, supplier, issuing bank or account of the Company.

(h)                                 Future Employer.  The Executive shall inform any future employer of the Restrictive Covenants and provide such employer with a copy thereof, prior to the commencement of that employment.

(i)                                     Corporate Opportunities.  During the Term, the Executive promptly shall disclose to the Company any business idea or opportunity which falls within the scope of the Company’s Current Lines of Business, which business idea or opportunity shall become the sole property of the Company if the Company elects to pursue such idea or opportunity as part of the Company’s Current Lines of Business or as a business project. All programs, product concepts, materials, results or ideas (“Inventions”) conceived, made, developed, reduced to practice, or worked on, in whole or in part, solely by the Executive or jointly with others prior to the date of this Employment Agreement, during the Term, relating to the business of the Company are and shall be deemed to be “work for hire” and, at the election of the Company, shall be the sole property of the Company, without any further consideration paid to the Executive.  The Executive shall disclose promptly in writing to any duly appointed officer of the Company, any Invention, whether or not patentable or copyrightable or entitled to legal protection as a trade secret or otherwise.  Upon the request of the Company, the Executive agrees to disclaim promptly in writing all such rights and give all reasonable assistance and execute such documents to enable the Company to prepare and prosecute any application for patent or copyright registration.  The Company shall have the sole right as it may deem appropriate to determine the treatment of information related to any Inventions, including but not limited to the right to keep the same as a trade secret, to use, disclose, and publish same without prior patent application or copyright registration and to file the same in its own name or to follow any other procedure which the Company may deem appropriate.

(j)                                     The Executive agrees that during and after the Term he will not, either directly or indirectly through any agent or surrogate, and whether orally or in writing, Disparage (as defined herein) the Company or its Affiliates, or the members, directors, managers, officers, or employees of the Company or its Affiliates.  For purposes of this Agreement, to “Disparage” includes, but is not limited to, impugning the character, honesty, integrity, morality, business acumen, abilities, qualities, or reliability of any person or entity.

(k)                                  Rights and Remedies Upon Breach.  If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)                                     Specific Performance.  The right and remedy to seek from any court of competent jurisdiction in Travis County, Texas specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Affiliates and that money damages will not provide an adequate remedy.  Any action or proceeding arising out of this Employment Agreement shall be maintained in Travis County, Texas.  In the event an action is filed for specific performance or injunctive relief under this Section 6(i)(i), the parties further agree to submit to jurisdiction and venue in Travis County, Texas.

(ii)                                  Accounting.  The right and remedy to require the Executive to account for and pay over to the Company and its Affiliates all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of any of the Restrictive Covenants.

(l)                                     Severability of Covenants.  If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any Governmental Authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar to the provisions governing the term, breadth or geographic scope of the Restrictive Covenants so as to provide to the Company and Affiliates thereof, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(m)                               Enforceability in Jurisdictions.  The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the right of the Company, or any of their Affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(n)                                 Reasonableness of Restrictions.  The Executive has carefully read and considered the provisions of this Section 6, and having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period of restriction, the geographic areas of restriction, and the scope of the restriction are fair and reasonable, are supported by sufficient and valid consideration, and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its Affiliates, officers, directors, stockholders and other employees.

7.                                       Arbitration.  Any and all claims or controversies between the Company and the Executive relating to the Executive’s employment with the Company, or the termination thereof, including claims for breach of contract, personal injury, tort, employment discrimination

(including unlawful harassment), and any violation of any state or federal ,law shall be resolved by final binding arbitration in accordance with the rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  The Executive understands that this agreement to arbitrate covers any and all claims that the Executive might bring under Title VII, the Americans With Disabilities Act or the Age Discrimination in Employment Act.  The arbitrators shall be selected from a panel provided by the American Arbitration Association. Any such arbitration shall be conducted in Austin, Texas or such other place as may be mutually agreed upon by the parties.  Each party shall select one (1) individual to act as arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator.  Each party shall bear its own costs, expenses and attorneys’ fees.  The Executive shall pay a portion of the arbitrators’ expenses and administrative fees of arbitration equal to the standard filing fee in the U.S. Federal District Court, Western District in Austin, Texas.  The Company shall pay the remainder of the arbitrators’ expenses and administrative fees of arbitration. If any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Notwithstanding anything to the contrary contained in this Section 7, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Affiliates.

8.                                       Other Provisions.

(a)                                  Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications under this Employment Agreement shall be in writing and shall be conclusively deemed delivered and effective (i) when hand delivered to the other party, (ii) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, or (iv) in the case of a facsimile transmission, upon transmission thereof by the sender and the issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error; provided, however, that the sender shall contemporaneously mail a copy of the notice to the addressee by the method provided for in (i) or (ii) above, but such mailing shall in no way alter the time at which the notice sent by facsimile transmission is deemed received, in each case to the intended recipient as set forth below:

(i)                                     if to the Company, to:

NetSpend Corporation
Austin Centre
701 Brazos Street, 12th Floor
Austin, TX 78701
Telephone:	(512) 532-8308
Fax:	(512) 532-8235
Attn: Chief Executive Officer

and

(ii)                                  if to the Executive, to him at the address set forth on the signature page hereto.

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 8.

(b)                                 Return of Confidential Information and the Company’s Property. The Executive agrees that all documents, records, electronic data, and tangible items and materials containing or embodying any Confidential Information (whether prepared by the Executive or by others), including all copies thereof, that are in the Executive’s possession, custody, or control are the property of the Company and shall as soon as is practicable be returned to the Company and that any electronic copies thereof shall be deleted by the Executive from any personal computer or other similar device belonging to the Executive upon termination of the Executive’s employment with the Company, whether voluntary or otherwise, or at any time upon the Company’s request.  In addition, upon termination of employment for any reason, the Executive shall return all property of the Company for which the Executive is responsible including but not limited to pagers, security access keys, and laptop computers, or that is in the Executive’s possession, custody, or control.

(c)                                  Entire Agreement.  This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto, including, without limitation, the letter from Paige Ellis to the Executive dated May 13, 2011 setting forth a summary of a proposed offer.  Neither the termination of the Executive’s employment hereunder nor the expiration or termination of the Term or of this Employment Agreement shall affect the enforceability of Section 6 hereof.

(d)                                 Waivers and Amendments.  This Employment Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(e)                                  Governing Law.  This Employment Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Texas applicable to agreements made and to be performed entirely within such State.  Venue for enforcement of this Employment Agreement shall be in Travis County, Texas.

(f)                                    Payment of Severance.  In addition to the provisions of Section 6(c) hereof, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of Section 6 hereof, any severance payments and/or benefit then or thereafter due from the Company to the Executive shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such severance payments and/or benefit shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive’s obligations under Section 6 hereof or the Company’s other rights and remedies available at law or equity.

(g)                                 Binding Effect; Benefit.  This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement other than the right to the Executive’s estate under Section 5(c) hereof.

(h)                                 Assignment.  This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; provided, however, that it shall be enforceable by the Executive’s legal representatives and other successors in interest. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(i)                                     Counterparts.  This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j)                                     Construction.  The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.  Whenever required by the context any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

(k)                                  Certain Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Business Day” means a day other than Saturday, Sunday or a day on which banks in Austin, Texas are not required to be open or are authorized to remain closed.

“Control” means the possession, direct or indirect, of the power to vote fifty percent (50%) or more of the securities that have ordinary voting power for the election of directors of any Person, or to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Governmental Authority” means any United States federal, state or local or foreign government or governmental, regulatory or administrative authority, department, agency, commission, entity or other political subdivision thereof or any court, tribunal, or judicial or arbitral body.

“Person” means any natural person, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority.

9.                                       Compliance With Code Section 409A.  Notwithstanding anything herein to the contrary, this Employment Agreement is intended to be interpreted and operated so that the payments and benefits set forth herein either shall either be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A.  The Executive hereby acknowledges and agrees that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable state income tax laws.  Specifically, the parties agree as follows:

(a)                                  Each severance payment shall be treated as a right to a series of separate payments as set forth in Treasury Regulation 1.409A-2(b)(2)(iii) and no severance payment shall be paid later than the last day of the second taxable year of the Executive following the taxable year of the Executive’s “separation from service” as defined in Treasury Regulation 1.409A-1(h) (“Separation From Service”).  To the extent that any severance payment constitutes a “deferral of compensation” subject to Code Section 409A (a “409A Payment”), then, (A) in the event that a termination of Executive’s employment does not constitute a Separation From Service, such 409A Payment shall begin at such time as the Executive has otherwise experienced such a Separation from Service, and the date of such Separation from Service shall be deemed to be his Termination Date for purposes of Section 5 hereof, and (B) if on the date of the Executive’s Separation from Service, the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409A-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death.  The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first Business Day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in Section 5.

(b)                                 With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to Code Section 409A (as determined by the Company in its sole discretion), each of the following shall apply: (1) no reimbursement of expenses incurred by Executive during any taxable year shall be made after the last day of the following taxable year of Executive, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to Executive in any other taxable year, and (3) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

10.                                 WAIVER OF JURY TRIAL.  NO PARTY TO THIS EMPLOYMENT AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS EMPLOYMENT AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.  THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

NETSPEND CORPORATION

By:	/s/ Paige Ellis

/s/ Steve Coleman
Steve Coleman

Address:

Exhibit A

Form of Release

This Release Agreement is by and between NetSpend Corporation, a Delaware corporation (the “Company”), and Steve Coleman (“Coleman”).

1.                                       The parties hereby acknowledge and agree to the severance terms set forth in Section 5(a)(ii) and, if applicable, (iii) of the Employment Agreement, dated as of June 20, 2011  (the “Employment Agreement”), between the Company and Coleman.  Coleman further acknowledges and agrees that he is not entitled to any severance payment or benefits, pursuant to the Employment Agreement or otherwise, unless he signs this Release and returns it to the Company, as required by Section 5(c) of the Employment Agreement.

2.                                       For and in consideration of the severance payments and benefits the Company will pay to Coleman pursuant to clauses (ii) and, if applicable, (iii) of Section 5(a) of the Employment Agreement, Coleman, on his own behalf and on behalf of his successors and assigns (collectively referred to as “Releasor”), hereby releases and forever discharges the Company and NetSpend Holdings, Inc., and their respective predecessors, successors, corporate affiliates, stockholders, officers, directors, agents, representatives, employees, consultants and advisors (collectively referred to as “Releasee”), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever, whether known or unknown, which Releasor ever had, now has or hereafter can, shall or may have against Releasee, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Release, including, but not limited to, the following: (i) all such claims and demands directly or indirectly arising out of or in any way connected with Coleman’s employment with the Company or the termination of that employment; (ii) all such claims and demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay and/or any other form of compensation; (iii) any claims arising under any federal, state or local law, statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Texas Commission on Human Rights Act and section 8307c of the Texas Workers Compensation Act; and (iv) any claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing, wrongful discharge, discrimination, harassment, fraud, defamation, intentional tort, emotional distress and negligence.

3.                                       Notwithstanding anything to the contrary contained in this Release, Releasor does not release Releasee from any (i) claims against Releasee that may arise after this Release has become effective; (ii) rights to indemnification conferred upon Releasor as an officer, director or employee of the Company or any Affiliates pursuant to the certificate or articles of incorporation or bylaws of such entity, in accordance with applicable law; (iii) rights under [list stock option agreements], or (iv) rights of Releasor under Section 5(a) of the Employment Agreement.

4.                                       Coleman acknowledges that he has been advised to consult independent legal counsel before signing this Release, and hereby represents that he has executed this Release after having the opportunity to consult independent counsel and after considering the terms of this Release for at least twenty one (21) days (although Coleman may choose to voluntarily execute this Release earlier). Coleman further represents and warrants that he has read this Release carefully, that he has discussed it or has had reasonable opportunity to discuss it with his counsel, that he fully understands its terms, and that he is signing it voluntarily and of his own free will.

5.                                       Coleman acknowledges that the consideration for this Release is consideration to which he would not otherwise be entitled and is in lieu of any rights or claims that he may have with respect to any severance benefits or other remuneration from the Company.

6.                                       This Release shall not become effective until the eighth day following the date on which Coleman has executed it, provided that he has not revoked it.  At any time prior to that effective date, Coleman may revoke this Release by providing notice of revocation to the Board of Directors of the Company.  If Coleman exercises his right to revoke this Release, any obligation of the Company to pay him severance under the Employment Agreement shall terminate.

7.                                       This Release may not be amended or modified except by a writing signed by the Company and Coleman. This Release shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws thereunder.

[Signature Page Follows]

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Steve Coleman

Dated:                                                             This                day of                                                   , 200  .

WITNESSES:

Name

Name

ACKNOWLEDGEMENT

STATE OF	)
	)	SS:
COUNTY OF	)

On this               day of                                   , 200  , before me, the undersigned officer, personally appeared Steve Coleman, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he has executed the same for the purposes therein contained and acknowledged the same to be his free act and deed.

In witness whereof, I have hereunto set my hand.

Notary Public

My Commission Expires:

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Exhibit B

Form of Option Agreement

[ATTACHED]

4

[Double Trigger — Executive Form]

Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan
Notice of Grant

Name:	Address:

You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Stock Option Agreement attached hereto (the “Stock Option Agreement”) and the Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan (the “Plan”), as follows:

Date of Grant:

Vesting Measurement Date:

Option Price per Share:	$

Total Number of Shares Granted:

Total Option Price:	$

Type of Option:	☐ Incentive Stock Option* ☐ Nonqualified Stock Option

Expiration Date:

*Subject to Section 3(b) of the Stock Option Agreement

Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Plan or the Stock Option Agreement.

Vesting Schedule:

This Option shall become vested and may be exercised, in whole or in part, in four equal annual installments on each of the first four anniversaries of the Vesting Measurement Date, subject to (1) your continued employment with the Company or an Affiliate through the applicable vesting date and (2) Section 10(b) of the Plan.  Section 10(b) of the Plan generally provides that in the event of a Change in Control twenty-five percent (25%) of the Option will immediately vest, subject to your continued employment with the Company or an Affiliate through the date of the Change in Control.  Notwithstanding the foregoing or any provision of the Plan or the Stock Option Agreement to the contrary, in the event of a Change in Control, if in connection therewith any unvested portion of the Option is not being assumed by, or substituted for new options (“New Options”) covering the stock of, the surviving, successor or purchasing corporation, or a parent or subsidiary thereof, 100% of such unvested portion of the Option shall be vested upon the consummation of such Change in Control.  Further, in the event that (a) a Change in Control occurs and (b) during the twelve-month period following such Change in Control, your employment is terminated by the Company or an Affiliate for any reason other than for (i) Cause or (ii) Disability, or you terminate your employment during this twelve-month period for Good Reason (as defined in the employment agreement between you and the Company or an Affiliate thereof), then 100% of the Option or New Options, as applicable, shall be vested immediately.  For purposes of clarification, in the event of a termination of your employment by the

Company or an Affiliate for Cause or Disability, by you for any reason other than Good Reason, or in the event of your death, the Option or New Options, as applicable, shall not be vested pursuant to the preceding sentence.

Termination Period:

This Option (to the extent vested) may be exercised for the period set forth in Section 4 of the Stock Option Agreement which generally provides the following:  (1)  the Option may be exercised for 90 days after any termination of employment, or for such longer period as may be applicable upon death or Disability, but in no event later than the Expiration Date (as provided above) and (2) the Option may not be exercised (A) after the termination of your employment by the Company or an Affiliate for Cause (as defined in the Plan), (B) after a breach by you of any confidentiality, non-solicitation or non-competition agreement between you and the Company or any of its Affiliates, or (C) after you engage in any Detrimental Activity.

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Amended and Restated

NetSpend Holdings, Inc.

2004 Equity Incentive Plan

Stock Option Agreement — Employees

This Stock Option Agreement (this “Agreement”) is made as of the      day of                           , 20    , between NetSpend Holdings, Inc., a Delaware corporation (the “Company”), and                                                              (the “Participant”, which term as used herein shall be deemed to include any successor to the Participant by will or by the laws of descent and distribution, unless the context shall otherwise require).

Pursuant to the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”), the Company, acting through the Committee, approved the issuance to the Participant, effective as of the date set forth above, of a stock option to purchase the number of shares (the “Shares”) of Common Stock, $0.001 par value per share, of the Company (the “Option Stock”), at the price (the “Option Price”), each as set forth in the Notice of Grant attached hereto (the “Notice of Grant”), upon the terms and conditions hereinafter set forth.  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Plan or in the Notice of Grant.

NOW, THEREFORE, in consideration of the mutual premises and undertakings hereinafter set forth, the parties hereto agree as follows:

1.                                      Option; Option Price.

On behalf of the Company, the Committee hereby grants to the Participant an option (the “Option”) to purchase the number of shares of Option Stock of the Company set forth in the Notice of Grant, at an exercise price per share equal to the Option Price set forth in the Notice of Grant, subject to the terms and conditions of this Agreement and the Plan (which is incorporated by reference herein and which in all cases shall control in the event of any conflict with the terms, definitions and provisions of this Agreement).  If designated in the Notice of Grant as an “incentive stock option”, the Option is intended to qualify for Federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the limitations set forth in Section 3(b) below.  A copy of the Plan as in effect on the date hereof has been supplied to the Participant, and the Participant hereby acknowledges receipt thereof.

2.                                      Term.

The term (the “Option Term”) of the Option shall commence on the Date of Grant and shall expire on the Expiration Date set forth in the Notice of Grant, unless such Option shall theretofore have been terminated in accordance with the terms hereof or of the Plan.

3.                                      Time of Exercise.

(a)                                  The Option shall be vested and exercisable as set forth in the Notice of Grant.

(b)                                 Anything contained in this Agreement to the contrary notwithstanding, to the extent that this Option is intended to be an “incentive stock option”, as set forth in the Notice of Grant, the Option shall not be exercisable as an incentive stock option, and shall be treated as a non-qualified stock option, to the extent that the aggregate Fair Market Value (as determined in accordance with Section 2(t) of the Plan) on the date hereof of all stock with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under the Plan and all other plans of the Company and its Subsidiaries, if any) exceeds $100,000.

4.                                       Termination of Option.

(a)                                  The unexercised portion of the Option shall automatically terminate and shall become null and void and be of no further force or effect upon the first to occur of the following:

(i)                                     the expiration of the Option Term;

(ii)                                  the expiration of ninety (90) days from the date of the Participant’s Termination of Service (other than as a result of death, Disability or a Termination of Service by the Company or an Affiliate for Cause); provided, however, that if the Participant shall die during such ninety-day period, the time of termination of the unexercised portion of the Option shall be one year from the date of the Participant’s death;

(iii)                               the expiration of one year from the date of the Participant’s Termination of Service if such Termination of Service is a result of the Participant’s death or Disability;

(iv)                              immediately upon the Participant’s Termination of Service if such Termination of Service is by the Company or an Affiliate for Cause;

(v)                                 except to the extent permitted by Section 5(e)(v) of the Plan or Section 11, the date on which the Option or any part thereof or right or privilege relating thereto is transferred (otherwise than by will or by the laws of descent and distribution), assigned, pledged, hypothecated, attached or otherwise disposed of by the Participant; and

(vi)                              except as otherwise permitted by the Committee, the date on which the Participant breaches any confidentiality, non-competition or non-solicitation agreement between the Participant and the Company or the date on which the Participant engages in a Detrimental Activity.  For purposes of this Agreement, a “Detrimental Activity” means (1) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (2) the disclosure to anyone outside the Company, or the use in other than the Company’s business without the prior written authorization from the Company, of any confidential information or material; (3) any attempt to directly or indirectly induce any employee of the Company (or any person who was an Employee or Consultant during the six-month period preceding the Participant’s Termination of Service) to be employed or perform services elsewhere; (4) any attempt directly or indirectly to solicit the trade or business of any current or prospective customer (or entity that was a customer during the six-

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month period preceding the Participant’s Termination of Service); or (5) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company, in each case as determined by the Committee in its sole discretion.  For purposes of this clause (vi), the term “Company” means the Company and its Affiliates.

(b)                                 Anything contained herein to the contrary notwithstanding, the Option shall not be affected by any change of duties or position of the Participant (including a transfer to or from the Company or any of its Affiliates), so long as the Participant continues to be an Employee or a Consultant.

5.                                       Procedure for Exercise.

(a)                                  The Option may be exercised, from time to time, in whole or in part (but for the purchase of whole shares only) by (i) delivery of a written notice (in such form as provided by the Company) or (ii) any other method approved by the Committee.

(b)                                 Payment of the Option Price for the Optioned Shares shall be made (i) in cash with a cashier’s check or certified check payable to the Company, or through a wire transfer, (ii) by tendering (either actually or by attestation) owned and unencumbered shares of Common Stock acceptable to the Committee and having a Fair Market Value on the date of exercise of the Option equal to or less than the aggregate Option Price of the Optioned Shares (which tendered shares, if deemed necessary by the Company’s independent accounting firm to avoid an accounting charge to earnings for compensation on account of the exercise of the Option, must be Mature Shares), (iii) in compliance with any broker-assisted cashless exercise program approved by the Committee in its sole discretion; or (iv) a combination of the methods set forth in the foregoing clauses (i), (ii) and (iii).  Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in the manner described in clause  (iii) or (iv) of the preceding sentence if the Committee determines that exercising the Option in such manner would violate the Sarbanes-Oxley Act of 2002, as amended, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter dealer quotation system on which the securities of the Company or any Affiliates are listed or traded.  For purposes of this Agreement, the term “Mature Shares” means shares of Common Stock that have been held unencumbered by the Participant for at least six months or such other period of time determined by the Company’s independent financial accounting firm to be necessary to avoid an accounting charge to earnings for compensation on account of the exercise of the Option.

6.                                       Withholding.

The Committee shall be entitled to require as a condition of delivery of shares of Option Stock in connection with the exercise of an Option that the Participant remit or, in appropriate cases, agree to remit when due, an amount sufficient to satisfy all current or estimated future federal, state and local and foreign withholding tax and employment tax requirements relating thereto (the “Tax Related Items”).  The Committee may in its discretion permit the Tax Related Items be satisfied by one or a combination of the following:  (i) require the Participant to pay Tax-Related Items in cash with a cashier’s check or certified check payable to the Company, or through a wire transfer; (ii) accepting from the Participant the delivery of unencumbered shares of Common Stock (which shares, if deemed necessary by the Company’s independent accounting firm to avoid an accounting charge to earnings for compensation on account of the

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exercise of the Option, must be Mature Shares (as defined in Section 4(b)); (iii) withholding from the proceeds of a broker-assisted cashless exercise as described in Section 5 above; or (iv) withholding in shares of Common Stock otherwise issuable to the Participant, provided that the Company withholds only the number of shares of Common Stock necessary to satisfy the minimum statutory withholding amount (or if there is no minimum statutory withholding amount, such amount as may be necessary to avoid adverse accounting treatment) using the Fair Market Value of the Common Stock on the date of the relevant taxable event.

The Committee shall be entitled to require as a condition of delivery of shares of Option Stock in connection with the exercise of an Option that the Participant remit or, in appropriate cases, agree to remit when due, an amount sufficient to satisfy all current or estimated future federal, state and local and foreign withholding tax and employment tax requirements relating thereto (the “Tax Related Items”).  The Committee may in its discretion permit the Tax Related Items be satisfied by

7.                                       No Rights as a Stockholder.

The Participant shall have all of the rights of a shareholder of the Company holding Common Stock that is subject to such Option when the shares of Option Stock have been issued pursuant to the exercise of the Option.  No shares of Common Stock will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all relevant provisions of this Agreement and the Plan.

8.                                       Adjustments.

(a)                                  Changes in Capital Structure.  Subject to Section 8(b), if the Option Stock is changed by reason of a change in corporate capitalization, such as a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, the Committee shall make such adjustments as shall be equitable and appropriate in order to make any outstanding Option, as nearly as may be practicable, equivalent to the portion of the Option outstanding as of the effective date of such transaction.  Anything contained in the Plan or in this Agreement to the contrary notwithstanding, in the case of ISOs, no adjustment under this Section 8(a) shall be appropriate if such adjustment (i) would constitute a modification, extension or renewal of such ISOs within the meaning of Sections 422 and 424 of the Code, and the regulations promulgated by the Treasury Department thereunder, or (ii) would, under Section 422 of the Code and the regulations promulgated by the Treasury Department thereunder, be considered the adoption of a new plan requiring stockholder approval.

(b)                                 Change in Control.  Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control, the Committee may make such adjustments and/or settlements of the outstanding portion of the Option as it deems appropriate and consistent with the Plan’s purposes, including, without limitation, canceling the Option if the Option Price exceeds the price paid for a share of Option Stock in connection with a Change in Control; provided, however, that (1) in the event of any inconsistency between the provisions of this subsection (b) and any provision in the Notice of Grant regarding vesting upon a Change in Control, the provisions in the Notice of Grant shall govern and (2) in the event of the assumption of the Option by, or the substitution for such Option of a new option covering the stock of, the surviving, successor or purchasing corporation, or a parent or subsidiary thereof, with

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appropriate adjustments as to the number, kind and option price of shares subject to such option, the Committee shall, in the case of ISOs, to the extent not inconsistent with the best interests of the Company or its Affiliates (such best interests to be determined in good faith by the Committee in its sole discretion), use its best efforts to ensure that any such assumption or substitution will not constitute a modification, extension or renewal of the ISOs within the meaning of Section 424(h) of the Code and the regulations promulgated by the Treasury Department thereunder.

(c)                                  Any adjustments referred to in Section 8(a) or (b) shall be made by the Committee in its sole discretion and shall be conclusive and binding on the Participant.

9.                                       Additional Provisions Related to Exercise.

(a)                                  The Option shall be exercisable only on such date or dates and during such period and for such number of shares of Option Stock as are set forth in this Agreement.

(b)                                 To exercise the Option, the Participant shall follow the procedures set forth in Section 5 hereof.  Upon the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to the shares of Option Stock issuable upon exercise of the Option, the Committee in its discretion may, as a condition to the exercise of the Option, require the Participant (i) to make the representations set forth in Exhibit B hereto and (ii) to make such other representations and warranties as are deemed appropriate by counsel to the Company.  No shares of Option Stock shall be issued and delivered upon the exercise of the Option unless and until the Company and/or the Participant shall have complied with all applicable Federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

10.                                 No Evidence of Employment or Consulting Relationship.

Nothing contained in the Plan or in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her employment by, or service relationship with, the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate (subject to the terms of any separate agreement to the contrary), at any time to terminate such employment or service relationship or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Option.  For the avoidance of doubt, this Option shall not guarantee employment for the length of all, or any portion of, the vesting schedule set forth in the Notice of Grant.

11.                                 Restriction on Transfer.

The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Participant only by the Participant.  If the Participant dies, the Option shall thereafter be exercisable, during the period specified in Section 4(a)(iii), by the Participant’s executors or administrators to the full extent to which the Option was exercisable by the Participant at the time of the Participant’s death. The Option shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and

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the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

12.                                 Disqualifying Dispositions.

If Optioned Shares acquired by exercise of an ISO are disposed of within two years following the date of this Agreement or one year following the issuance thereof to the Participant (a “Disqualifying Disposition”), the Participant shall, immediately prior to such Disqualifying Disposition, notify the Company in writing of the date and terms of such Disqualifying Disposition and provide such other information regarding the Disqualifying Disposition as the Company may reasonably require.

13.                                 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (i) personally delivered, (ii) sent by nationally-recognized overnight courier or (iii) sent by registered or certified mail, postage prepaid, addressed as follows:

if to the Participant, to the address set forth on the Notice of Grant; and

if to the Company, to:

NetSpend Holdings, Inc.

c/o NetSpend Corporation

Austin Centre

701 Brazos Street, 12th Floor

Austin, TX  78701

Attention:  Legal Department:  Equity Incentive Plan

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith.  Any such communication shall be deemed to have been given (x) when delivered, if personally delivered, (y) on the first Business Day (as hereinafter defined) after dispatch, if sent by nationally-recognized overnight courier, or (z) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.  As used herein, “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.  Additionally, the Company may deliver notices and other communications as set forth in Section 19(d) hereof.

14.                                 No Waiver.

No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

15.                                 Participant Undertaking.

The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement.

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16.                                 Successors and Assigns.

Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Participant and the Company and their respective successors, assigns, heirs, representatives and estates, as the case may be (including subsequent holders of Optioned Shares); provided, however, that the rights and obligations of the Participant under this Agreement shall not be assignable except in connection with a Permitted Transfer of Optioned Shares hereunder (so long as the transferee agrees in writing in advance to become bound by the terms and conditions hereof).

17.                                 Modification of Rights.

The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan.

18.                                 Governing Law.

(a)                                  This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for himself or herself and his or her property, to the nonexclusive jurisdiction of any Delaware State court or any federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Delaware State court or, to the extent permitted by law, in any such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent that he or she may legally and effectively do so, any objection that he or she may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any Delaware state or federal court sitting in the State of Delaware.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

19.                                 Electronic Delivery.

(a)                                  If, to the extent permitted by the Committee, the Participant executes this Agreement electronically, for the avoidance of doubt Participant acknowledges and agrees that his or her execution of this Agreement electronically (through an on-line system established and maintained by the Company or another third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of this Agreement in paper form. Participant acknowledges that upon request of the Company he or she shall also provide an executed, paper form of this Agreement.

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(b)                                 If the Participant executes this Agreement in paper form, for the avoidance of doubt the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.

(c)                                  If Participant executes this Agreement multiple times (for example, if the Participant first executes this Agreement in electronic form and subsequently executes the Agreement in paper form), the Participant acknowledges and agrees that (i) no matter how many versions of this Agreement are executed and in whatever medium, this Agreement only evidences a single Option relating to the number of shares of Common Stock set forth in the Notice of Grant and (ii) any subsequent execution of this Agreement in the same or a different medium shall in no way impair the binding legal effect of this Agreement as of the time of original execution.

(d)                                 The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the Option, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Participant pursuant to the Plan or under applicable law, including but not limited to, the Plan, the Agreement, the Plan prospectus and any reports of the Company generally provided to shareholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company. By executing this Agreement, the Participant hereby consents to receive such documents by electronic delivery. At the Participant’s written request to the Legal Department of the Company, the Company shall provide a paper copy of any document at no cost to the Participant.

20.                                 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

21.                                 Entire Agreement.

This Agreement (including the Notice of Grant), the Plan and, upon execution, the Exercise Notice (if applicable), constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

[Signature page follows]

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22.                                 WAIVER OF JURY TRIAL.  NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.  THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.  NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NetSpend Holdings, Inc.

By:
Name:
Title:

Participant

Name:

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